UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: June 2, 2008
 (Date of earliest event reported)

LaserCard Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-06377	77-0176309
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1875 N. Shoreline Boulevard, Mountain View, California 94043
(Addresses of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (650) 969-4428

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

 Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Signatures

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 2, 2008, Robert T. DeVincenzi began work for Registrant as its President and was elected to the board of directors.  He will become Registrant’s CEO on June 7, 2008, the day after Registrant’s Annual Report on Form 10-K was filed.  In the meanwhile, Registrant’s Chairman of the Board, Bernard C. Bailey, remains as CEO on an interim basis.

Mr. DeVincenzi and Registrant entered into an offer letter which affirmed the at-will nature of Mr. DeVincenzi’s employment and pursuant to which his compensation was set forth as follows:

Cash Compensation:

●   Base Salary:  At the per annum rate of $330,000
●   Bonus:  Target bonus of 60% of base salary based upon performance relative to objectives determined mutually by Mr. DeVincenzi and the Compensation Committee

Equity Compensation

●  a non-statutory stock option (the “Time-Based Option”) to purchase 220,000 shares of Common Stock with an exercise price of $7.115 per share.   The Time-Based Option has a term of ten (10) years and vests 25% on June 2, 2009 and 6.25% on each of the following twelve (12) three-month anniversaries of such date, so that the Time-Based Option is fully vested on June 2, 2012.

 ●  a non-statutory stock option (the “Market-Based Option”) to purchase 330,000 shares of Common Stock with an exercise price of $7.115 per share.  The Market-Based Option has a term of ten (10) years and vests if, prior to June 2, 2013, the closing trading price of Common Stock for twenty (20) consecutive days is greater than or equal to $10, $13, $16, $19, and $22 per share, with vesting of 60,000 shares for each of the first two price points achieved and of 70,000 shares for each of the last three price points achieved.

 ●  an award of 20,000 restricted shares (the “Restricted Stock”) made at no charge to Mr. DeVincenzi.  The Restricted Stock vests over four (4) years, with vesting to be 25% on each of the first four (4) one-year anniversaries of June 2, 2008.

The Company committed to register the Restricted Stock and the shares underlying the Time-Based and Market-Based Options with the SEC on Form S-8 since they were issued outside of the Company’s 2004 Equity Incentive Compensation Plan.

Registrant also entered into an Executive Employment Agreement with Mr. DeVincenzi having a five-year term.  Under this agreement, if the employment of Mr. DeVincenzi were terminated by Registrant without cause or if he resigned for good reason, then Registrant would provide him with one year of separation pay at his then current base salary payable monthly along with Registrant continuing to pay its portion of health care insurance during the COBRA period for up to 18 months.  In order to receive this salary and COBRA continuation, Mr. DeVincenzi would need to provide Registrant with a full release of claims and transition assistance and not solicit Registrant’s employees nor compete with Registrant’s business.  In addition, if the Registrant were to be acquired and Mr. DeVincenzi did not resign within four months of such acquisition, then his Time-Based Option and Restricted Stock would vest in full.  His Market-Based Option would vest based upon the purchase price achieved in the acquisition or, if Registrant was the surviving company, based upon the highest closing price attained in the next sixty days if larger.  In addition, if the Registrant acquired a company and either an employee at such company took Mr. DeVincenzi’s position within three months after such acquisition, or the Registrant decided to hire a new person to fill his position within six months after such acquisition, then all of Mr. DeVincenzi’s unvested Time-Based Option and Restricted Stock would vest in full if he resigned or was terminated within the following two months for any or no reason.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized on the 6th day of June, 2008.

LaserCard Corporation
(Registrant)

By: /s/ Steven G. Larson
Steven G. Larson
Chief Financial Officer